Exhibit 99.1

Air Lease Corporation Announces Pricing of Public Offering of $500 Million of 3.875% Unsecured Senior Notes due 2023

LOS ANGELES, California, June 11, 2018 — Air Lease Corporation (NYSE: AL) (the “Company”) announced the pricing on June 11, 2018 of its public offering of $500 million aggregate principal amount of 3.875% unsecured senior notes due 2023 (the “Notes”). The sale of the Notes is expected to close on June 18, 2018, subject to satisfaction of customary closing conditions.

The Notes will mature on July 3, 2023 and will bear interest at a rate of 3.875% per annum, payable semi-annually in arrears on January 3 and July 3 of each year, commencing on January 3, 2019.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include, among other things, the purchase of commercial aircraft and the repayment of existing indebtedness.

Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC are acting as joint book-running managers for the offering of the Notes.

The Notes are being offered pursuant to an effective shelf registration statement that the Company previously filed with the Securities and Exchange Commission (the “SEC”). The offering of the Notes is being made only by means of a prospectus supplement and accompanying base prospectus. Before you invest, you should read the base prospectus and prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies may be obtained from: (i) Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by calling 1 (800) 831-9146 or by e-mail at prospectus@citi.com; (ii) Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282, Attn: Prospectus Department, by calling 1 (866) 471-2526, by facsimile at 1 (212) 902-9316 or by e-mail at prospectus-ny@ny.email.gs.com; (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department, by calling 1 (800) 294-1322, or by e-mail at dg.prospectus_requests@baml.com; or (iv) RBC Capital Markets, LLC, Brookfield Place, 200 Vesey Street, 8th Floor, New York, New York 10281, by calling 1 (866) 375-6829.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Air Lease Corporation (NYSE: AL)

ALC is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC’s website at www.airleasecorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected closing of the offering and the intended use of proceeds. Such statements are based on current expectations and projections about the Company’s future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including but not limited to, unexpected delays in the closing process for the Notes, unanticipated cash needs, and those risks detailed in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Contacts

Investors: Mary Liz DePalma Assistant Vice President, Investor Relations Phone: +1 310.553.0555 Fax: +1 310.553.0999 Email: mdepalma@airleasecorp.com	Media: Laura Woeste Manager, Media and Investor Relations Phone: +1 310.553.0555 Fax: +1 310.553.0999 Email: lstjohn@airleasecorp.com